Exhibit 99.1

For more information, please contact:
Michael J. McCloskey, Executive Vice President
(720) 932-4282

United Western Bancorp Announces Closing of $80 Million Common Stock Offering

DENVER – (BUSINESS WIRE) – Sept. 22, 2009--United Western Bancorp, Inc. (Nasdaq: UWBK) announced today that it has closed the previously announced public offering of 20,000,000 shares of its common stock at a price to the public of $4.00 per share for total gross proceeds of $80 million.  The net proceeds of the offering after deducting underwriting discounts and commissions and estimated offering expenses are expected to be approximately $74.1 million.  Sandler O’Neill + Partners, L.P. acted as the lead manager for the offering.  FBR Capital Markets & Co. and Sterne, Agee & Leach, Inc. served as co-managers.  The underwriters have an unexercised 30-day option from September 16, 2009 to purchase up to an additional 3,000,000 shares of common stock from United Western Bancorp at the offering price to cover over-allotments, if any.

United Western Bancorp expects to use the proceeds from the offering to support the growth and related regulatory capital needs of United Western Bank® and to repay indebtedness under its revolving line of credit, with any remainder for strategic acquisitions and general working capital purposes.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission and has been declared effective.  The registration statement on Form S-1 may be accessed through the SEC’s website at www.sec.gov.  Alternatively, copies of the prospectus relating to this offering may be obtained from Sandler O’Neill + Partners, L.P., Attention: Syndication Department, 919 Third Avenue, 6th Floor, New York, New York 10022.

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any offer or sale of any securities, in any state or jurisdiction in which the offer, solicitation, or sale of securities would be unlawful. Any offers, solicitations of offers to buy, or sales of securities will only be made pursuant to the registration statement filed with the SEC, including the related prospectus.

About United Western Bancorp

Denver-based United Western Bancorp, Inc. is focused on developing its community-based banking network through its subsidiary, United Western Bank®, by strategically positioning branches across Colorado’s Front Range market and certain mountain communities. The area spans the eastern slope of the Rocky Mountains – from Pueblo to Fort Collins, and from metropolitan Denver to the Roaring Fork Valley. United Western Bank® plans to grow its network to an estimated ten to twelve community bank locations over the next three to five years.

Forward-Looking Statements

Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws, and United Western Bancorp intends that such forward-looking statements be subject to the safe harbor created thereby. Such forward-looking statements include, but are not limited to, statements regarding the anticipated use of proceeds of the offering.  United Western Bancorp cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein. Such factors include (a) changes in market conditions; (b) changes in the market for the company's products and services; and (c) other risks as detailed in the prospectus referred to above and in United Western Bancorp’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2009, and subsequent filings with the Securities and Exchange Commission.